EXHIBIT 99.1

Lithia Motors, Inc. Announces Closing of $46.0 Million Class A Common Stock
Underwritten Public Offering, Including Exercise of Underwriters’ Over-Allotment Option

MEDFORD, Ore., October 15, 2009 -- (1:05pm Pacific)--Lithia Motors, Inc. (the "Company") (NYSE: LAD), a leading operator of automotive franchises and retailer of new and used vehicles and services, today announced that the Company raised $46.0 million through its previously announced underwritten public offering by issuing 4,600,000 shares of the Company’s Class A Common Stock, including 600,000 shares pursuant to the underwriters’ over-allotment option, at a price of $10.00 per share. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $43.2 million

The Company plans to use the net proceeds of the offering for general corporate purposes, including working capital and potential acquisitions. Prior to such use, the Company expects to use the net proceeds of the offering to pay down amounts outstanding under its revolving credit facility and one or more of its flooring lines of credit, which can be re-accessed when cash is needed for other purposes.

J.P. Morgan Securities Inc. acted as the sole bookrunner for the offering and Stephens Inc. acted as a co-manager.

The offering was made solely by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to the securities may be obtained from the offices of J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242-8002.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 27 brands of new and all brands of used vehicles at 87 stores, which are located within 13 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591.

Source: Lithia Motors, Inc.

Lithia Motors, Inc.
Investor Relations, 541-776-6591